Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
CAI International, Inc.:

We consent to the use of our reports dated March 5, 2019, with respect to the consolidated balance sheets of CAI International, Inc. as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, and financial statement schedule II (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California
June 21, 2019